Exhibit 99.1

Bion Anticipates Improved Post-Election Opportunities for Market-Driven Environmental Solutions
November 16, 2016. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of advanced livestock waste treatment technology, issued the following statement regarding the election:
Craig Scott, Bion's director of communications, stated, "Since the election, a number of Bion shareholders have expressed concerns about President-elect Trump's commitment to the environment and its potential impact on Bion. We believe that a Republican mandate focused on cost-effective spending will actually favor Bion and other companies that provide market-driven solutions. And while we do expect the election results to impact us in a positive way, both nationally and in Pennsylvania, it is even more important to note that we believe other forces, such as consumer demand for improved sustainability and the value of byproducts, will enable certain large-scale projects, like the proposed project for Kreider Farms poultry operations, to advance while policy change is being implemented."
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During the campaign, Mr. Trump called for dismantling the EPA; however, he began saying in September that he'll "refocus the EPA on its core mission of ensuring clean air, and clean, safe drinking water for all Americans." Rollbacks promised by the Trump Admin are mostly targeted at energy-related regulations, including the Clean Power Plan and the Climate Action Plan, as well as the Waters of the U.S. rule, which will have a minimal (if any) impact on Bion. Trump also stated, "Our energy policy will make full use of our domestic energy sources, including traditional and renewable energy sources".

We are confident that excess nutrients that fuel toxic algae blooms, dead zones and declining overall water quality in our major watersheds, and that are driving escalating clean water costs, will continue to be a top priority at federal, state and local levels.
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The incoming administration is committed to reducing the "scale and cost of government" and views private sector participation and competition favorably. Harnessing market forces and engaging the private sector to drive down costs, which the competitive bidding program supported by Bion and much of the livestock industry will accomplish, are consistent with a Republican agenda.

We agree with Pennsylvania's bipartisan Legislative Budget and Finance Committee study that determined the adoption of manure technologies can reduce the cost of clean water mandates by up to 80%. We believe the ability to deliver substantially reduced costs, while enabling growth and creating jobs in rural America, will resonate very powerfully with the incoming administration.

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In the Pennsylvania Assembly, Republicans increased their majority in both the House and Senate. Legislation to implement a competitive procurement program to reduce Chesapeake Bay compliance costs was introduced in both chambers by Republicans.

SB 1401 was sponsored by senior Republican Senate members and its focus is on reducing cost to taxpayers.
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H.R. 5489, the Agriculture Environmental Stewardship Act introduced in the U.S. House that would allow the energy tax credit for qualified biogas and manure resource recovery properties, has 30 cosponsors from across the U.S., of which nine are Democrats.

Mr. Scott added, "We are increasingly confident that the Commonwealth is moving toward competitive procurement to reduce Bay compliance costs, but also to provide significant environmental benefits to its interior water resources. Bion shareholders should take note that the entrenched interests that have opposed legislation to implement competitive bidding have generally been those that support the status quo of government monopoly over control of clean water spending. We are also confident that the Trump administration will support a market-driven approach that brings substantially reduced costs, along with transparency and accountability, to a taxpayer-funded $100 billion per year national strategy where there is currently none."

Bion Environmental Technologies' patented, next-generation technology provides comprehensive treatment of livestock waste that achieves substantial reductions in nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream. Nutrients and renewable energy can now be recovered in the form of valuable by-products, providing substantially improved resource and operational efficiencies to the producer. For more information, see Bion's website, www.biontech.com.
This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'if adopted', 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.
Contact information:
Craig Scott
Director of Communications
303-843-6191 direct